EXHIBIT (10)(L)

CONSULTING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 29th day of October, 2004, by and between ASSOCIATED BANK, a Wisconsin chartered bank (the “Bank”), and JACK C. RUSCH, an individual (“Mr. Rusch”).

RECITALS

     A. The Bank and Mr. Rusch have terminated their employer/employee relationship pursuant to the Termination Agreement between the Bank and Mr. Rusch dated as of the date hereof.

     B. The Bank and Mr. Rusch acknowledges that Mr. Rusch (1) has been an executive level employee of First Federal and (2) has extensive experience and knowledge of the Business.

     C. The Bank desires to retain Mr. Rusch to perform personal services in the capacity of an independent contractor and Mr. Rusch desires to be so retained pursuant to the terms and conditions set forth herein. Mr. Rusch acknowledges that, during the term of this Agreement, he owes the Bank a duty of loyalty. Mr. Rusch further acknowledges that entry into this Agreement is a condition of Associated Banc-Corp. entering into the Selling Shareholders Noncompete Agreement.

     D. The Bank and Mr. Rusch desire to reduce their agreement concerning the terms and conditions of such personal services to written form.

AGREEMENTS

     NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Consulting Services. Mr. Rusch agrees to perform for the Bank, during the Consulting Period (as hereinafter defined), the services described in Exhibit A attached hereto (the “Services”). In connection therewith:

               (a) Mr. Rusch will perform the Services as the Bank’s Board of Directors or Chief Executive Officer/President shall assign to him from time to time.

               (b) Mr. Rusch will devote such reasonable time, energy and effort as required to perform the services set forth on Exhibit A in a satisfactory and timely manner. Mr. Rusch has no obligation to perform services exclusively for the Bank, or to work any particular hours or days or any particular number of hours per day performing services for the Bank. Such services may be performed remotely as appropriate.

               (c) All services performed by Mr. Rusch pursuant to this Agreement will be of the highest quality and performed to the Bank’s reasonable satisfaction. Mr. Rusch warrants that he has the expertise, qualifications and capabilities to perform the services described on Schedule A. In the performance of such services, Mr. Rusch shall have the ability to control and direct the details of Mr. Rusch’s work and the Bank shall be interested only in the results obtained by such services, including the quality of the services provided.

               (d) Mr. Rusch will perform his services pursuant to this Agreement to the best of his ability and shall cooperate fully with the Bank in performing such services.

          2. Consulting Fee. In consideration of and contingent on the services to be performed by Mr. Rusch during the Consulting Period pursuant to section 1 hereof and Mr. Rusch’s compliance with the other provisions of this Agreement, the Bank will pay Mr. Rusch a monthly consulting fee of $16,668, commencing on November 30, 2004 and on the last day of each month thereafter (the “Consulting Fee”).

          3. Term.

               (a) The term of this Agreement pursuant to which Mr. Rusch will provide services to the Bank hereunder (the “Consulting Period”) will be for a period of two years commencing on the date hereof, unless earlier terminated as follows:

                    (i) The Consulting Period will terminate upon the written agreement of the parties;

                    (ii) The Consulting Period will terminate upon the death or permanent disability of Mr. Rusch. The term “permanent disability” of Mr. Rusch shall mean mental or physical illness, disability or incapacity which renders Mr. Rusch unable to effectively perform his duties hereunder for 90 consecutive days.

                    (iii) The Bank may terminate the Consulting Period for “cause” at any time upon written notice to Mr. Rusch stating the facts constituting such “cause.” For purposes of this section 3, the term “cause” means:

•	the diversion or attempted diversion by Mr. Rusch of business from the Bank for Mr. Rusch’s personal gain or benefit;

•	the commission by Mr. Rusch of an act of dishonesty or moral turpitude involving the Bank;

•	gross incompetence by Mr. Rusch in the performance of his duties hereunder;

•	gross negligence by Mr. Rusch involving the Bank;

•	habitual use by Mr. Rusch of alcohol or narcotics;

•	commission by Mr. Rusch of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same which results in demonstrable material injury to the Bank;

•	willful misconduct by Mr. Rusch as determined in good faith by the Board of Directors of the Bank which results in a demonstrably material injury to the Bank;

•	the willful and persistent failure of Mr. Rusch to follow a specific directive of the Board of Directors or an officer of the Bank;

•	a material breach by Mr. Rusch of any provision of this Agreement, including without limitation any provision of section 4 hereof provided such failure or noncompliance is not remedied by Mr. Rusch within 30 days following written notice to Mr. Rusch from the Bank specifying in reasonable detail the nature of such failure or noncompliance; or

•	a breach by Mr. Rusch of any provision of the Selling Shareholders Noncompete Agreement attached hereto as Exhibit B or the Separation Agreement and General Release attached hereto as Exhibit C.

               (c) Upon the termination of the Consulting Period pursuant to section 3(a)(ii), the Bank shall continue to pay the Consulting Fee to Mr. Rusch (or the estate of Mr. Rusch in the event of death) through the term of this Agreement. The Bank may prepay such payments without penalty. The Bank shall not be obligated to make any further payments to Mr. Rusch.

               (d) Upon the termination of the Consulting Period for any reason other than those described in (c) above, the Bank will pay to Mr. Rusch the full amount of any unpaid compensation earned by Mr. Rusch pursuant to section 2 of this Agreement through and including the termination date (and prorated as appropriate), and the Bank shall not be obligated to make any further payments to Mr. Rusch.

               (e) Mr. Rusch’s obligations set forth in sections 4 through 11 hereof shall survive the termination of the Consulting Period.

          4. Unauthorized Disclosure: Inventions and Improvement.

               (a) Mr. Rusch will not disclose to any person or entity, other than employees of the Bank or other persons to whom disclosure is reasonably necessary or appropriate in connection with the performance by Mr. Rusch of his duties hereunder, any confidential or proprietary information of the Bank obtained by Mr. Rusch during the Consulting Period.

               (b) Mr. Rusch will disclose to the Bank and upon the Bank’s request, assign to it, without charge, all of Mr. Rusch’s right, title and interest, if any, in and to any and all ideas, inventions, discoveries and improvements pertaining in any manner to the business which Mr. Rusch may make or conceive, solely or jointly with others, during the Consulting Period (collectively, the “New Developments”). Upon request by the Bank, whether during or subsequent to the Consulting Period, Mr. Rusch will do any and all acts and execute and deliver such documents as may be deemed by the Bank or its counsel to be necessary or advisable to vest in the Bank all of Mr. Rusch’s right, title and interest in and to such New Developments and to apply and obtain domestic or foreign patents, provided that the expenses incurred in connection with the foregoing shall be borne by the Bank. If services in connection therewith are performed at the Bank’s request after the Consulting Period, the Bank will pay

Mr. Rusch reasonable compensation for such services. The term “New Developments” shall not include any ideas, inventions and discoveries which Mr. Rusch makes at his expense when not fulfilling his duties to the Bank hereunder and which are not related in any way to the Business.

          5. Common Law or Torts or Trade Secrets. Nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where such common law provides the Bank with broader protection than the protection provided by this Agreement.

          6. Expense Reimbursement. The Bank will reimburse Mr. Rusch for his out-of-pocket expenses reasonably incurred in connection with the performance of Mr. Rusch’s duties hereunder, subject to approval by the Bank.

          7. Independent Contractor. Mr. Rusch shall at all times be an independent contractor, and Mr. Rusch will be responsible for all employment and income taxes on his compensation hereunder. Neither party will assert that an employment relationship exists or take any action inconsistent with the independent contractor status of Mr. Rusch. Mr. Rusch shall have no authority to bind the Bank to any agreement, except to the extent such authority is expressly conferred upon him by the Bank in writing (exclusive of this Agreement) and Mr. Rusch will not take any action inconsistent with the provisions of this Section.

          8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein. Notwithstanding the preceding sentence, if any court of competent jurisdiction shall determine that any geographic or time restraint provided in this Agreement is too broad as to the area or time covered, such restraint may be reduced to whatever extent the court deems reasonable and such restraint may be enforced as reduced.

          9. Notice. All notices under this Agreement shall be in writing and any notice shall be considered to be given and received in all respects on the day it is personally delivered or deposited in the United States mail, first class, postage prepaid, addressed as follows or to such other address as may be designated by one party to the other by notice duly given:

If to the Bank:	Associated Banc-Corp
Attn: Brian R. Bodager, Chief
Administrative Officer, General Counsel
and Corporate Secretary
1200 Hansen Road

Green Bay, WI 54304
Telecopier: (920) 491-7010

with a copy to:	Reinhart Boerner Van Deuren s.c.
Attn: Richard W. Graber, Esq.
1000 North Water Street, Suite 2100
Milwaukee, WI 53202
Telecopier: (414) 298-8097

If to Mr. Rusch:	Mr. Jack Rusch
W6447 Riverview Drive
Onalaska, WI 54650

          10. Waiver. A waiver by a party of any breach by the other party of any provision of this Agreement shall not be deemed to be a waiver by such first party of any subsequent breach.

          11. Assignment. This Agreement may not be assigned by the Bank without the written consent of Mr. Rusch, except that if the Bank shall merge or consolidate with or into, or transfer substantially all of the business or the assets thereof to another corporation or other form of business or other entity, this Agreement may be assigned to such a successor and it shall be binding upon and inure to its benefit. Mr. Rusch may not assign, pledge or encumber this Agreement or any interest herein.

          12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Bank’s successors and permitted assigns and Mr. Rusch’s heirs and legal representatives.

          13. Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors, assigns, heirs or legal representatives, as applicable.

          14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

[Signature Page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ASSOCIATED BANK

BY		/s/ Paul S. Beideman

Its

/s/ Jack C. Rusch

JACK C. RUSCH

Schedule A
Description of Services to Be Rendered

Jack Rusch – President and Chief Executive Officer

▪	Assist in the management of all aspects of the merger to ensure maximum profits commensurate with the best interest of customers, shareholders, employees and the public

▪	Assist in the transition of leadership and to provide continued leadership in achieving overall objectives to ensure maximum return on assets and return on equity

▪	Assist and provide leadership in the overall integration of the companies

▪	Assist in Shareholder relations

▪	Assist in Community relations

▪	Assist and provide leadership in customer retention and transition

▪	Assist in communication with industry trade groups

▪	Provide guidance and objectivity in areas of organizational restructuring, change management, and matters affecting the organization